EXHIBIT 99.1

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements are based on the separate historical consolidated financial statements of ACE Limited (“ACE”) and The Chubb Corporation (“Chubb”) after giving effect to ACE’s acquisition of Chubb (the “Chubb Merger”) and the assumptions and adjustments described in the accompanying notes to the pro forma combined financial statements. The unaudited pro forma combined balance sheet as of June 30, 2015 is presented as if the Chubb Merger had occurred on June 30, 2015. The unaudited pro forma combined statements of operations for the year ended December 31, 2014 and the six months ended June 30, 2015 are presented as if the Chubb Merger had occurred on January 1, 2014. The historical consolidated financial statements have been adjusted to reflect factually supportable items that are directly attributable to the Chubb Merger and, with respect to the unaudited pro forma combined statements of operations only, expected to have a continuing impact on the results of operations of the combined company.

The preparation of the unaudited pro forma combined financial statements and related adjustments required ACE’s management to make certain assumptions and estimates. The unaudited pro forma combined financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma combined financial statements;

•	ACE’s audited historical consolidated financial statements and accompanying notes included in ACE’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	Chubb’s audited historical consolidated financial statements and accompanying notes included in Chubb’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	ACE’s unaudited historical consolidated financial statements and accompanying notes included in ACE’s Quarterly Report on Form 10-Q for the period ended June 30, 2015; and

•	Chubb’s unaudited historical consolidated financial statements and accompanying notes included in Chubb’s Quarterly Report on Form 10-Q for the period ended June 30, 2015.

The Chubb Merger will be accounted for under the acquisition method of accounting for business combinations pursuant to the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations,” (“ASC 805”) with ACE identified as the acquirer. The unaudited pro forma combined financial statements set forth below primarily give effect to the following:

•	application of the acquisition method of accounting in connection with the Chubb Merger to reflect the aggregate purchase consideration;

•	the issuance of ACE common shares to the shareholders of Chubb as a portion of the Merger Consideration;

•	the issuance of equity replacement awards to holders of Chubb’s outstanding equity awards;

•	borrowings under new debt facilities to fund part of the cash consideration for the Chubb Merger;

•	liquidation of certain ACE investments to fund part of the cash consideration for the Chubb Merger;

•	liquidation of certain Chubb investments to fund part of the cash consideration for the Chubb Merger; and

•	transaction costs in connection with the Chubb Merger.

The unaudited pro forma adjustments, which ACE believes are reasonable under the circumstances, have been made solely for the purpose of providing unaudited pro forma combined financial statements. The unaudited pro forma adjustments are preliminary and based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma combined financial statements.

Under ASC 805, assets acquired and liabilities assumed are recorded at fair value. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed from the Chubb Merger are based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Such a valuation requires estimates and assumptions including, but not limited to, estimating future cash flows and direct costs in addition to developing the appropriate discount rates. ACE management believes the fair values recognized for the assets to be acquired and the liabilities to be assumed are based on reasonable estimates and assumptions currently available. The final determination of the acquisition consideration and fair values of Chubb’s assets and liabilities will be based on the actual net tangible and intangible assets of Chubb that exist as of the date of completion of the Chubb Merger. Consequently, the amounts allocated to goodwill and intangible assets could change significantly from those allocations used in the unaudited pro forma combined financial statements presented below and could result in a material change in amortization of acquired finite lived intangible assets.

The adjustments that will be recorded at the effective time of the Chubb Merger may differ materially from the information presented in these unaudited pro forma combined financial statements including, but not limited to, as a result of:

•	the occurrence of natural or man-made catastrophic events which trigger losses on catastrophe-exposed insurance contracts written by ACE or Chubb;

•	changes in the fair value of ACE’s or Chubb’s investment portfolios due to market volatility;

•	changes in market volatility impacting financing assumptions;

•	changes in the trading price for ACE common shares;

•	net cash used or generated in ACE’s or Chubb’s operations between the signing of the Merger Agreement and completion of the Chubb Merger;

•	the timing of the completion of the Chubb Merger; and

•	other changes in Chubb’s net assets that occur prior to completion of the Chubb Merger.

The unaudited pro forma combined financial statements have been prepared by ACE management in accordance with Article 11 of Regulation S-X promulgated by the SEC and are not necessarily indicative of the combined financial position or results of operations that might have been achieved had the transaction been completed as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the transaction. In addition, the accompanying unaudited pro forma combined statements of operations do not include any pro forma adjustments to reflect expected revenue synergies, expected cost savings or restructuring actions that may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

Certain financial information of Chubb, as presented in its historical consolidated financial statements, has been reclassified to conform to the historical presentation in ACE’s consolidated financial statements, for purposes of preparing the unaudited pro forma combined financial statements. Refer to note 4 of the unaudited pro forma combined financial statements for an explanation of these reclassifications.

Unaudited Pro Forma Combined Balance Sheet

As of June 30, 2015

(unaudited)

(in millions)	Historical ACE Limited	Historical Chubb(1)	Acquisition Adjustments	Ref.	Financing Adjustments	Ref.	Pro Forma As Adjusted
Assets
Investments
Fixed maturities available for sale, at fair value	$48,701	$37,880	$—		$(9,169)	(6t)	$77,412
Fixed maturities held to maturity, at amortized cost	8,676	—	—		—		8,676
Equity securities, at fair value	498	1,957	—		—		2,455
Short-term investments, at fair value and amortized cost	2,062	1,411	—		—		3,473
Other investments	3,328	1,429	—		—		4,757

Total investments	63,265	42,677	—		(9,169)		96,773
Cash	790	50	(14,385)	(6a)	14,432	(6u)	887
Securities lending collateral	1,080	—	—		—		1,080
Accrued investment income	534	415	—		—		949
Insurance and reinsurance balances receivable	5,757	2,603	(22)	(6b)	—		8,338
Reinsurance recoverable on losses and loss expenses	11,775	1,672	(130)	(6c)	—		13,317
Reinsurance recoverable on policy benefits	203	—	—		—		203
Deferred policy acquisition costs	2,806	1,308	(1,308)	(6d)	—		2,806
Value of business acquired	434	—	—		—		434
Goodwill and other intangible assets(2)	5,969	467	17,360	(6e)	—		23,796
Prepaid reinsurance premiums	2,238	240	(42)	(6f)	—		2,436
Deferred tax assets	285	130	(415)	(6g)	—		—
Investments in partially-owned insurance companies	638	—	—		—		638
Other assets	4,066	1,164	(30)	(6h)	(19)	(6v)	5,181

Total assets	$99,840	$50,726	$1,028		$5,244		$156,838

Liabilities
Unpaid losses and loss expenses	$38,230	$22,506	$560	(6i)	$—		$61,296
Unearned premiums	8,879	6,633	(42)	(6j)	—		15,470
Future policy benefits	4,835	—	—		—		4,835
Insurance and reinsurance balances payable	4,602	400	(37)	(6k)	—		4,965
Securities lending payable	1,081	—	—		—		1,081
Accounts payable, accrued expenses, and other liabilities	6,090	1,969	16	(6l)	—		8,075
Deferred tax liabilities	—	—	1,387	(6m)	(56)	(6w)	1,331
Short-term debt	2,102	—	—		—		2,102
Long-term debt	4,157	3,300	564	(6n)	5,300	(6x)	13,321
Trust preferred securities	309	—	—		—		309

Total liabilities	70,285	34,808	2,448		5,244		112,785

Commitments and contingencies
Shareholders’ equity
Common shares	7,833	372	3,130	(6o)	—		11,335
Common shares in treasury	(1,999)	(9,442)	9,442	(6p)	—		(1,999)
Additional paid-in capital	4,847	156	10,880	(6q)	—		15,883
Retained earnings	18,267	24,125	(24,165)	(6r)	205	(6y)	18,432
Accumulated other comprehensive income (AOCI)	607	707	(707)	(6s)	(205)	(6z)	402

Total shareholders’ equity	29,555	15,918	(1,420)		—		44,053

Total liabilities and shareholders’ equity	$99,840	$50,726	$1,028		$5,244		$156,838

(1)	Historical Chubb after conforming reclassifications. Refer to note 4.
(2)	Goodwill and other intangible assets are gross of tax. Acquisition adjustment of $17,360 million is gross of $2,818 million of deferred taxes.

See the accompanying notes to the unaudited pro forma combined financial statements.

Unaudited Pro Forma Combined Statement of Operations

For the Six Months Ended June 30, 2015

(unaudited)

(in millions, except for per share data)	Historical ACE Limited	Historical Chubb(1)	Acquisition Adjustments	Ref.	Financing Adjustments	Ref.	Pro Forma As Adjusted
Revenues
Net premiums written	$8,860	$6,415	$—		$—		$15,275
Increase in unearned premiums	(573)	(177)	—		—		(750)

Net premiums earned	8,287	6,238	—		—		14,525
Net investment income	1,113	643	(157)	(7a)	(105)	(7h)	1,494
Net realized gains (losses):
Other-than-temporary impairment (OTTI) losses gross	(27)	(23)	—		—		(50)
Portion of OTTI losses recognized in other comprehensive income (OCI)	6	—	—		—		6

Net OTTI losses recognized in income	(21)	(23)	—		—		(44)
Net realized gains (losses) excluding OTTI losses	58	28	—		—		86

Total net realized gains (losses)	37	5	—		—		42

Total revenues	9,437	6,886	(157)		(105)		16,061

Expenses
Losses and loss expenses	4,539	3,627	(4)	(7b)	—		8,162
Policy benefits	295	—	—		—		295
Policy acquisition costs	1,434	1,278	—		—		2,712
Administrative expenses	1,132	748	(72)	(7d)	—		1,808
Amortization of intangibles	—	—	50	(7e)	—		50
Interest expense	139	104	(6)	(7f)	104	(7i)	341
Other (income) expense	12	(31)	—		—		(19)

Total expenses	7,551	5,726	(32)		104		13,349

Income before income tax	1,886	1,160	(125)		(209)		2,712
Income tax expense (benefit)	263	291	(45)	(7g)	(48)	(7j)	461

Net income	$1,623	$869	$(80)		$(161)		$2,251

Earnings per share
Basic earnings per share	$4.97	$3.75					$4.82

Diluted earnings per share	$4.91	$3.74					$4.77

Weighted average shares outstanding
Basic	326.8	232.0	(91.6)	(8)			467.2
Diluted	330.2	232.6	(90.6)	(8)			472.2

(1)	Historical Chubb after conforming reclassifications. Refer to note 4.

See the accompanying notes to the unaudited pro forma combined financial statements.

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2014

(unaudited)

(in millions, except for per share data)	Historical ACE Limited	Historical Chubb(1)	Acquisition Adjustments	Ref.	Financing Adjustments	Ref.	Pro Forma As Adjusted
Revenues
Net premiums written	$17,799	$12,592	$—		$—		$30,391
Increase in unearned premiums	(373)	(264)	—		—		(637)

Net premiums earned	17,426	12,328	—		—		29,754
Net investment income	2,252	1,342	(314)	(7a)	(209)	(7h)	3,071
Net realized gains (losses):
Other-than-temporary impairment (OTTI) losses gross	(75)	(7)	—		—		(82)
Portion of OTTI losses recognized in other comprehensive income (OCI)	7	—	—		—		7

Net OTTI losses recognized in income	(68)	(7)	—		—		(75)
Net realized gains (losses) excluding OTTI losses	(439)	227	—		—		(212)

Total net realized gains (losses)	(507)	220	—		—		(287)

Total revenues	19,171	13,890	(314)		(209)		32,538

Expenses
Losses and loss expenses	9,649	6,985	1	(7b)	—		16,635
Policy benefits	517	—	—		—		517
Policy acquisition costs	3,075	2,548	245	(7c)	—		5,868
Administrative expenses	2,245	1,437	(31)	(7d)	—		3,651
Amortization of intangibles	—	—	(29)	(7e)	—		(29)
Interest expense	280	209	(13)	(7f)	208	(7i)	684
Other (income) expense	(82)	(150)	—		—		(232)

Total expenses	15,684	11,029	173		208		27,094

Income before income tax	3,487	2,861	(487)		(417)		5,444
Income tax expense (benefit)	634	761	(171)	(7g)	(97)	(7j)	1,127

Net income	$2,853	$2,100	$(316)		$(320)		$4,317

Earnings per share
Basic earnings per share	$8.50	$8.65					$9.07

Diluted earnings per share	$8.42	$8.62					$8.98

Weighted average shares outstanding
Basic	335.6	242.9	(102.5)	(8)			476.0
Diluted	339.0	243.5	(101.7)	(8)			480.8

(1)	Historical Chubb after conforming reclassifications. Refer to note 4.

See the accompanying notes to the unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA

COMBINED FINANCIAL STATEMENTS

1.	Description of the Transaction

Pursuant to the Merger Agreement, Merger Sub will merge with and into Chubb, with Chubb continuing as the surviving corporation and a wholly owned indirect subsidiary of ACE. In the Chubb Merger, each share of Chubb common stock owned by a Chubb shareholder (except for certain shares held by ACE, Chubb, or their subsidiaries) will be converted into the right to receive 0.6019 of an ACE common share and $62.93 in cash. For each fractional share that would otherwise be issued, ACE will pay cash in an amount equal to the fraction of an ACE common share which the holder would otherwise be entitled to receive multiplied by the average closing price of ACE common shares on the NYSE as reported by The Wall Street Journal for the five full trading days ending on the day immediately preceding the date the Chubb Merger is consummated. No interest will be paid or will accrue on cash payable to holders in lieu of fractional shares.

2.	Basis of Presentation

The unaudited pro forma combined balance sheet as of June 30, 2015 and the unaudited pro forma combined statements of operations for the year ended December 31, 2014 and the six months ended June 30, 2015 are based on the historical consolidated financial statements of ACE and Chubb after giving effect to the completion of the Chubb Merger and the assumptions and adjustments described in the accompanying notes. Such pro forma adjustments are (1) factually supportable, (2) directly attributable to the Chubb Merger and (3) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the results of operations of the combined company.

The unaudited pro forma combined financial statements were prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the merger date.

The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurement,” as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

At this preliminary stage, the estimated identifiable finite lived intangible assets include unearned premiums reserves (“UPR”), agency distribution relationships and renewal rights, and internally developed technology. The estimated identifiable indefinite lived identifiable intangible asset represents the Chubb trademark, which is not amortized, but will be subject to periodic impairment testing and is subject to the same risks and uncertainties noted for the identifiable finite lived intangible assets. In addition, unpaid losses and loss expenses represent the estimated fair value of Chubb’s reserve balance. Goodwill represents the excess of the estimated purchase price over the estimated fair value of Chubb’s assets and liabilities, including the fair value of the estimated identifiable finite and indefinite lived intangible assets, and will not be amortized, but will be subject to periodic impairment testing.

Upon consummation of the Chubb Merger and the completion of a formal valuation study, the estimated fair value of the assets and liabilities will be updated, including the estimated fair value and useful lives of the identifiable intangible assets and allocation of the excess purchase price to goodwill.

The unaudited pro forma combined financial statements are presented solely for informational purposes and are not necessarily indicative of the combined financial position or results of operations that might have been achieved had the transaction been completed as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the transaction. In addition, the accompanying unaudited pro forma combined statements of operations do not reflect expected revenue synergies, expected cost savings or restructuring actions that may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

3.	Accounting Policies

As part of preparing the unaudited pro forma combined financial statements, ACE conducted a review of the accounting policies of Chubb to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to ACE’s accounting policies and classifications. During the preparation of these unaudited pro forma combined financial statements, ACE did not become aware of any material differences between accounting policies of ACE and Chubb, except for certain reclassifications necessary to conform to ACE’s financial presentation, and accordingly, these unaudited pro forma combined financial statements do not assume any material differences in accounting policies between ACE and Chubb. The results of this review are included in note 4. Upon consummation of the Chubb Merger, a more comprehensive review of the accounting policies of Chubb will be performed, which may identify other differences among the accounting policies of ACE and Chubb that, when conformed, could have a material impact on the unaudited pro forma combined financial statements.

4.	Historical Chubb Conforming Adjustments

Financial information of Chubb in the “Historical Chubb” column of the unaudited pro forma combined financial statements represents the historical reported balances of Chubb reclassified to conform to the historical presentation in ACE’s consolidated financial statements as set forth below (in millions). Unless otherwise indicated, defined line items included in the notes have the meanings given to them in the historical financial statements of Chubb.

Reclassification and classification of the unaudited pro forma combined balance sheet as of June 30, 2015

	Before Reclassification	Reclassification Amount	Ref.	After Reclassification
Assets:
Reinsurance recoverable on losses and loss expenses	1,550	122	(1)	1,672
Other assets	1,286	(122)	(1)	1,164
Liabilities:
Accrued expenses and other liabilities	2,238	(2,238)	(2)	—
Insurance and reinsurance balances payable	—	400	(2)	400
Accounts payable, accrued expenses, and other liabilities	—	1,969	(2), (3)	1,969
Dividend payable to shareholders	131	(131)	(3)	—

1	Adjustment to reclassify components of “Other assets” to “Reinsurance recoverable on losses and loss expenses” to conform with ACE presentation.
2	Adjustment to disaggregate “Accrued expenses and other liabilities” into “Insurance and reinsurance balances payable” of $400 million and “Accounts payable, accrued expenses, and other liabilities” of $1,838 million to conform with ACE presentation.
3	Adjustment to reclassify the balance of “Dividend payable to shareholders” to “Accounts payable, accrued expenses, and other liabilities” to conform with ACE presentation.

Reclassifications and classification in the unaudited pro forma combined statement of operations for the six months ended June 30, 2015

	Before Reclassification	Reclassification Amount	Ref.	After Reclassification
Net investment income	673	(30)	(1), (5)	643
Other (income) expense	—	(31)	(1), (2), (3), (7)	(31)
Other revenues	4	(4)	(2)	—
Net realized gains (losses) excluding OTTI losses	54	(26)	(3)	28
Other insurance operating costs and expenses	700	(700)	(4)	—
Administrative expenses	—	748	(4), (6)	748
Investment expenses	23	(23)	(5)	—
Corporate expenses	152	(152)	(6)	—
Interest expense	—	104	(6)	104
Other expenses	6	(6)	(7)	—

1	Adjustment to reclassify components of “Net investment income” of $7 million to “Other (income) expense” to conform with ACE presentation.
2	Adjustment to reclassify the balance of “Other revenues” to “Other (income) expense” to conform with ACE presentation.
3	Adjustment to reclassify components of “Net realized gains (losses) excluding OTTI losses” of $26 million to “Other (income) expense” to conform with ACE presentation.
4	Adjustment to reclassify the balance of “Other insurance operating costs” to “Administrative expenses” to conform with ACE presentation.
5	Adjustment to reclassify the balance of “Investment expenses” to “Net investment income” to conform with ACE presentation.
6	Adjustment to disaggregate “Corporate expenses” into “Interest expense” of $104 million and “Administrative expenses” of $48 million to conform with ACE presentation.
7	Adjustment to reclassify the balance of “Other expenses” to “Other (income) expense” to conform with ACE presentation.

Reclassifications and classification in the unaudited pro forma combined statement of operations for the year ended December 31, 2014

	Before Reclassification	Reclassification Amount	Ref.	After Reclassification
Net investment income	1,394	(52)	(1), (5)	1,342
Other (income) expense	—	(150)	(1), (2), (3), (7)	(150)
Other revenues	7	(7)	(2)	—
Net realized gains (losses) excluding OTTI losses	376	(149)	(3)	227
Other insurance operating costs and expenses	1,397	(1,397)	(4)	—
Administrative expenses	—	1,437	(4), (6)	1,437
Investment expenses	42	(42)	(5)	—
Corporate expenses	249	(249)	(6)	—
Interest expense	—	209	(6)	209
Other expenses	16	(16)	(7)	—

1	Adjustment to reclassify components of “Net investment income” of $10 million to “Other (income) expense” to conform with ACE presentation.
2	Adjustment to reclassify the balance of “Other revenues” to “Other (income) expense” to conform with ACE presentation.
3	Adjustment to reclassify components of “Net realized gains (losses) excluding OTTI losses” of $149 million to “Other (income) expense” to conform with ACE presentation.

4	Adjustment to reclassify the balance of “Other insurance operating costs” to “Administrative expenses” to conform with ACE presentation.
5	Adjustment to reclassify the balance of “Investment expenses” to “Net investment income” to conform with ACE presentation.
6	Adjustment to disaggregate “Corporate expenses” into “Interest expense” of $209 million and “Administrative expenses” of $40 million to conform with ACE presentation.
7	Adjustment to reclassify the balance of “Other expenses” to “Other (income) expense” to conform with ACE presentation.

5.	Preliminary Purchase Consideration

Upon completion of the Chubb Merger, each Chubb common share (other than the exception shares defined in the Merger Agreement) shall be canceled and converted, in accordance with the procedures set forth in the Merger Agreement, into the right to receive (i) 0.6019 of an ACE common share and (ii) $62.93 in cash. In addition, in accordance with the Merger Agreement, replacement equity awards will be issued by ACE to the holders of Chubb’s outstanding stock-based awards (stock options, restricted stock units, deferred stock units, deferred unit obligations and performance units). The estimated fair value of the replacement equity awards attributable to service periods prior to the Chubb Merger is included in purchase consideration.

The preliminary estimate of the purchase consideration has been calculated using the number of Chubb’s common shares outstanding and outstanding equity based awards as of June 30, 2015 and the closing price of ACE’s common shares as of August 27, 2015.

Amount (in millions)
Except for share price data
Purchase consideration
ACE common shares
Chubb common shares outstanding	227
Per share exchange ratio	0.6019

Common shares issued by ACE	137
Common share price of ACE as of August 27, 2015	$103.64

Preliminary estimate of fair value of common shares issued by ACE to common shareholders of Chubb	$14,199

Cash consideration
Chubb common shares outstanding	$227
Agreed cash price per share paid to common shareholders of Chubb	$62.93

Preliminary estimate of cash consideration paid by ACE to common shareholders of Chubb	$14,285

Stock-based awards
Preliminary estimate of fair value of equity awards issued (total fair value of replacement awards is $487)	$339

Fair value of purchase consideration	$28,823

Preliminary estimate of assets acquired and liabilities assumed
Cash	$—
Investments	42,677
Accrued investment income	415
Insurance and reinsurance balances receivable	2,581
Reinsurance recoverable on losses and loss expenses	1,542
Indefinite lived intangible assets	2,950
Finite lived intangible assets	5,100
Prepaid reinsurance premiums	198
Other assets	1,124
Unpaid losses and loss expenses	(23,066)
Unearned premium	(6,591)
Insurance and reinsurance balances payable	(363)
Accounts payable, accrued expenses, and other liabilities	(1,985)
Deferred tax liabilities	(1,672)
Long-term debt	(3,864)

Total identifiable net assets acquired	19,046

Goodwill	9,777

Estimated purchase price	$28,823

Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The unearned premium reserves (UPR) intangible represents the profits inherent in the acquired in-force policies and was estimated using the income approach. Agency distribution relationships and renewal rights represent the network through which Chubb conducted its operations and existing Chubb policyholder relationships. The fair value of this intangible asset was estimated using the income approach. Critical inputs into the valuation model for agency distribution relationships and renewal rights include estimates of expected premium and retention rates. Internally developed technology relates to Chubb’s internally developed software and was estimated using the relief-from-royalty approach. The Chubb trademark was also estimated using the relief-from-royalty approach. The preliminary allocation to intangible assets is as follows:

(in millions)	June 30, 2015
UPR	1,500
Agency distribution relationships and renewal rights	3,500
Internally developed technology	100
Trademark and licenses	2,950

Total identified intangible assets	8,050

The expected amortization related to the preliminary fair value of the acquired finite lived intangible assets for the five years following the acquisition is reflected in the table below:

		Year following the acquisition
(in millions)	Estimated remaining useful life (years)	Year 1	Year 2	Year 3	Year 4	Year 5
Policy acquisition costs:
UPR	1	$1,500	$—	$—	$—	$—
Amortization of intangibles:
Agency distribution relationships and renewal rights	24	112	219	271	324	287
Internally developed technology	5	20	20	20	20	20
Benefit of the fair value adjustment to acquire reserves	10	(161)	(138)	(101)	(78)	(68)

Total expected amortization, pre-tax		1,471	101	190	266	239

Total expected amortization, after-tax		956	66	124	173	155

The actual purchase price will fluctuate until the closing date of the Chubb Merger and the final valuation could differ significantly from the current estimate. The effect of using ACE’s annual historical stock price volatility of 21 percent would have the following impact on certain components of the purchase consideration and goodwill:

	21% increase in ACE share price	21% decrease in ACE share price
Goodwill Sensitivity Analysis
Preliminary fair value of consideration to common shareholders	17,180	11,217
Preliminary fair value of stock-based awards issued	373	297
Goodwill	12,792	6,753

6.	Unaudited Pro Forma Combined Balance Sheet Adjustments

Adjustments included in the “Acquisition Adjustments” column in the accompanying unaudited pro forma combined balance sheet as of June 30, 2015 are as follows:

Acquisition Adjustments

(in millions)		Increase (decrease) as of June 30, 2015
Assets
(6a)	Adjustments to cash:
	To reflect the cash consideration paid by ACE to Chubb common shareholders to effect the Chubb Merger funded by available cash resources	(14,285)
	To reflect estimated transaction costs to be paid by ACE	(50)
	To reflect estimated transaction costs to be paid by Chubb (total estimated transaction costs are $58 million, of which $8 million is included in footnote (6l) below)	(50)

		(14,385)

(6b)	Adjustment to eliminate intercompany transactions between ACE and Chubb related to insurance and reinsurance balances receivable	(22)
(6c)	Adjustment to eliminate intercompany transactions between ACE and Chubb related to reinsurance recoverable on losses and loss expenses	(130)
(6d)	Adjustment to eliminate Chubb’s deferred acquisition costs	(1,308)
(6e)	Adjustments to goodwill and other intangible assets:
	Eliminate Chubb’s historical goodwill	(467)
	To record goodwill determined as the preliminary acquisition consideration paid to effect the Chubb Merger in excess of the estimated fair value of the net assets acquired	9,777
	To record finite lived intangible assets acquired	5,100
	To record indefinite lived intangible assets acquired	2,950

		17,360

(6f)	Adjustment to eliminate intercompany transactions between ACE and Chubb related to prepaid reinsurance premiums	(42)
(6g)	Adjustment to reclassify ACE’s and Chubb’s historical deferred tax asset to deferred tax liability	(415)
(6h)	Adjustments to other assets:
	To eliminate historical Chubb software assets	(35)
	To reflect income tax effect of transaction costs	20
	To eliminate historical Chubb deferred financing costs	(15)

		(30)

	Total adjustments to assets	1,028

Liabilities
(6i)	Adjustments to unpaid losses and loss expenses:
	To eliminate intercompany transactions between ACE and Chubb related to unpaid loss and loss expenses	(115)
	To reflect unpaid losses and loss expenses reserve at fair value, reflecting an increase for a market based risk margin which represents the estimated cost of capital required by a market participant. This increase is partially offset by a deduction due to the present value calculation based on an estimated payout of unpaid losses and loss expenses	675

		560

(6j)	Adjustment to eliminate intercompany transactions between ACE and Chubb related to unearned premiums	(42)
(6k)	Adjustment to eliminate intercompany transactions between ACE and Chubb related to insurance and reinsurance balances payable	(37)
(6l)	Adjustments to accounts payable, accrued expenses, and other liabilities:
	Adjustment to eliminate the historical unamortized discount of Chubb deferred financing costs	8

(in millions)		Increase (decrease) as of June 30, 2015
	Adjustment to reflect transaction costs expected to be incurred by Chubb	8
		16

(6m)	Adjustments to deferred tax liabilities:
	Adjustment to reclassify ACE’s and Chubb’s historical deferred tax asset to deferred tax liability	(415)
	To reflect deferred tax asset associated with an increase in unpaid loss and loss expenses	(236)
	To record deferred tax asset associated with replacement equity awards (excluding incentive stock options)	(113)
	To record deferred tax asset associated with the fair value adjustment of Chubb’s long-term debt	(197)
	Adjustment to record the deferred tax liabilities for the intangible assets being acquired.	2,818
	To eliminate the deferred tax liability relating to Chubb’s internally developed software assets	(12)
	Adjustment to eliminate Chubb’s historical deferred tax liability associated with deferred policy acquisition costs	(458)

		1,387

(6n)	To record the estimated fair value adjustment in relation to Chubb’s existing long-term debt that will be assumed by ACE in the transaction	564

	Total adjustments to liabilities	2,448

Shareholders’ equity
(6o)	Adjustments to common shares:
	To record the par value (CHF 24.15 converted to USD) of ACE common shares issued as part of the consideration to effect the Chubb Merger	3,502
	To reflect the elimination of the par value of Chubb’s common shares outstanding	(372)

		3,130

(6p)	Adjustment to eliminate Chubb’s historical common shares in treasury	9,442
(6q)	Adjustments to additional paid-in capital:
	To reflect additional paid-in capital from ACE common shares issued as part of the consideration paid to effect the Chubb Merger.	10,697
	To reflect additional paid-in capital from the replacement equity awards.	339
	To eliminate Chubb’s historical additional paid-in capital.	(156)
		10,880

(6r)	Adjustments to retained earnings:
	To reflect the elimination of Chubb’s historical retained earnings	(24,125)
	To reflect estimated transaction costs to be paid by ACE, net of tax.	(40)

		(24,165)

(6s)	Adjustment to eliminate Chubb’s accumulated other comprehensive income.	(707)

	Total adjustments to shareholders’ equity	(1,420)

	Total adjustments to liabilities and shareholders’ equity	1,028

Adjustments included in the “Financing Adjustments” column in the accompanying unaudited pro forma combined balance sheet as of June 30, 2015 are as follows:

Financing Adjustments

(in millions)		Increase (decrease) as of June 30, 2015
Assets
(6t)	To reflect the fixed maturity investment sale to fund the portion of the cash consideration paid to effect the Chubb Merger.	(9,169)
(6u)	Adjustments to cash:
	To reflect the cash inflow from the debt issuance to fund part of the cash consideration paid to effect the Chubb Merger.	5,300
	To reflect the cash inflow from the investment sale to fund part of the cash consideration paid to effect the Chubb Merger.	9,169
	To reflect debt issuance costs to be paid by ACE in connection with the debt issuance.	(37)

		14,432

(6v)	Adjustments to other assets:
	To reflect decrease of current tax receivable associated with the fixed maturity investment sale to fund the portion of the cash consideration paid to effect the Chubb Merger.	(56)
	To reflect debt issuance costs in other assets to be paid by ACE in connection with the debt issuance.	37

		(19)

	Total adjustments to assets	5,244

Liabilities
(6w)	To remove the deferred tax liability associated with the fixed maturity investment sale to fund the portion of the cash consideration paid to effect the Chubb Merger.	(56)
(6x)	To reflect the debt issuance to fund the portion of the cash consideration paid to effect the Chubb Merger.	5,300

	Total adjustments to liabilities	5,244

Shareholders’ equity
(6y)	To realize the gains/losses that were previously presented in accumulated other comprehensive income.	205
(6z)	To eliminate accumulated other comprehensive income related to unrealized gains/losses from the investment sale to fund part of the cash consideration paid to effect the Chubb Merger.	(205)

	Total adjustments to shareholders’ equity	—

	Total adjustments to liabilities and shareholders’ equity	5,244

7.	Unaudited Pro Forma Combined Statements of Operations Adjustments

Adjustments included in the “Acquisition Adjustments” column in the accompanying unaudited pro forma combined statements of operations are as follows:

Acquisition Adjustments

(in millions)		Increase (decrease) for the six months ended June 30, 2015	Increase (decrease) for the year ended December 31, 2014
Revenues:
(7a)	Adjustment to net investment income to amortize the fair value adjustment to Chubb’s investments	(157)	(314)

	Total adjustments to revenues	(157)	(314)

Expenses:
(7b)	Adjustments to losses and loss expenses to reflect the change in stock based compensation expense for the replacement equity awards issued in connection with the Chubb Merger	(4)	1
(7c)	Adjustments to policy acquisition costs:	—	(1,255)
	Adjustment to amortize UPR intangible asset	—	1,500

		—	245

(7d)	Adjustments to administrative expenses:
	Adjustment to record incremental stock-based compensation expense for replacement awards issued in connection with the Chubb Merger	(20)	4
	To reverse transaction costs that have been incurred by ACE and Chubb in connection with the Chubb Merger	(20)	—
	To record adjustment in relation to Chubb’s historical amortization of net actuarial loss and prior service cost and other related to the pension obligation that will be assumed by ACE in the transaction	(32)	(35)

		(72)	(31)

(7e)	Adjustments to amortization of intangibles:
	Adjustment to amortize the difference between the estimated fair value and the historical value of Chubb’s unpaid losses and loss expenses	(69)	(161)
	Adjustment to amortize certain identifiable finite lived intangible assets (agency distributor relationships and renewal rights and internally developed technology)	119	132

		50	(29)

(7f)	To reflect interest expense as a result of the fair value adjustment related to Chubb’s historical long-term debt assumed by ACE in the transaction	(6)	(13)

	Total adjustments to expenses	(32)	173

(in millions)		Increase (decrease) for the six months ended June 30, 2015	Increase (decrease) for the year ended December 31, 2014
(7g)	Adjustment to reflect the income tax impact on the unaudited pro forma adjustments using the U.S. statutory tax rate of 35%	(45)	(171)

	Total adjustments to net income	(80)	(316)

Adjustments included in the “Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

Financing Adjustments

(in millions)		Increase (decrease) for the six months ended June 30, 2015	Increase (decrease) for the year ended December 31, 2014
Revenues:
(7h)	Adjustment to reflect the impact on historical net investment income based on the average annual yield of the investments which will be sold to fund part of the cash consideration paid to effect the Chubb Merger	(105)	(209)

	Total adjustments to revenues	(105)	(209)

Expenses:
(7i)	To record the estimated interest expense on the new debt raised to fund part of the consideration paid to effect the Chubb Merger	104	208

	Total adjustments to expenses	104	208

(7j)	Adjustment to reflect the income tax impact on the related financing pro forma adjustments using weighted average tax rate of 23% due to the jurisdictions from which the investments will be sold	(48)	(97)

	Total adjustments to net income	(161)	(320)

A 0.125 percent change in the assumed interest rates of the new debt would change pro forma interest expense by approximately $7 million for the year ended December 31, 2014 and $3 million for the six months ended June 30, 2015.

8.	Earnings per Share

The unaudited pro forma combined basic and diluted earnings per share calculations are based on ACE’s consolidated basic and diluted weighted average number of shares. The pro forma weighted average number of shares outstanding reflects the following adjustments assumed to occur on January 1, 2014:

•	elimination of Chubb historical common shares;

•	the estimated issuance of ACE common shares to Chubb common shareholders, calculated using the 0.6019 exchange ratio based on Chubb’s common stock outstanding as of June 30, 2015; and

•	the effects of the replacement equity awards issued to the holders of Chubb’s outstanding stock awards.

The following represents earnings per share as of June 30, 2015:

	Historical ACE Limited	Historical Chubb	Pro Forma
Numerator:
Net income	1,623	869	2,251
Denominator:
Denominator for basic earnings per share:
Weighted-average shares outstanding	326.8	232.0	467.2
Denominator for diluted earnings per share:
Share-based compensation plans	3.4	0.6	5.0
Weighted-average shares outstanding and assumed conversions	330.2	232.6	472.2
Basic earnings per share	4.97	3.75	4.82
Diluted earnings per share	4.91	3.74	4.77

The following represents earnings per share as of December 31, 2014:

	Historical ACE Limited	Historical Chubb	Pro Forma
Numerator:
Net income	2,853	2,100	4,317
Denominator:
Denominator for basic earnings per share:
Weighted-average shares outstanding	335.6	242.9	476.0
Denominator for diluted earnings per share:
Share-based compensation plans	3.4	0.6	4.8
Weighted-average shares outstanding and assumed conversions	339.0	243.5	480.8
Basic earnings per share	8.50	8.65	9.07
Diluted earnings per share	8.42	8.62	8.98